HomeTrust Bancshares, Inc. Announces Retirement of Executive Chair, Appointment of New Chair
ASHEVILLE, N.C., November 14, 2023 — The Board of Directors of HomeTrust Bancshares, Inc. (NASDAQ: HTBI) (“Company”), today announced the retirement of its Executive Chair, Dana L. Stonestreet, effective at the conclusion of the Company’s Annual Meeting on November 13, 2023. Richard T. “Stick” Williams, currently Vice Chair and Lead Director of the Company, will serve as Chair of the Company upon Stonestreet’s retirement from the Board of Directors.
Mr. Stonestreet has served as Executive Chair of the Company since September 2022 when he retired as Chief Executive Officer. He joined HomeTrust Bank in 1989 as its Chief Financial Officer and was promoted to Chief Operating Officer in 2003 and President in 2008. He became Chairman and Chief Executive Officer in 2013. When Stonestreet joined HomeTrust (formerly Clyde Savings Bank), the Bank had $200 million in assets with locations in western North Carolina. Through organic growth and a series of mutual savings bank mergers, HomeTrust grew to over $1.5 billion in assets with locations across North Carolina. In July 2012, Stonestreet led the Company through its initial public offering/conversion to stock form raising over $200 million. Since then, under Stonestreet’s leadership, HomeTrust has grown to $4.7 billion in assets across five states through numerous bank acquisitions as well as organic growth with new lines of business and top talent. In addition, HomeTrust Bank was named a 2023 Great Employer to Work for in North Carolina by the Best Companies Group research firm.
“On behalf of the Board of Directors, I want to thank Dana for his tireless service to HomeTrust and its employees, customers and stockholders,” says Richard T. “Stick” Williams, Vice Chair and Lead Director of the Company. “It has been a pleasure to work with Dana over the past eight years as HomeTrust has evolved into a premier regional bank. We appreciate his long and dedicated tenure and wish him well on his much-deserved retirement. As we enter into a new era, I am excited by the promise of continued growth under the leadership of Hunter Westbrook whose vision has already strengthened the foundation of HomeTrust for employees and stockholders alike over the last eleven years.”
Mr. Williams is a retired executive from the Duke Energy Corporation and Duke Energy Foundation. He joined the HomeTrust Board of Directors in April 2016 after serving as an advisory director of the Company for six months. He has served in numerous leadership roles and on various boards over his career, receiving the Order of the Long Leaf Pine in 2015, one of North Carolina’s most prestigious awards for service. Recognized as one of the Top 100 directors for 2020 nationally by the National Association of Corporate Directors, Mr. Williams brings to the Board of Directors extensive business experience gained from a variety of leadership roles within a large organization, as well as strong ties to the local community.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of September 30, 2023, the Company had assets of $4.7 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 30 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), South Carolina (Greenville and Charleston), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown), Southwest Virginia (including the Roanoke Valley) and Georgia (Greater Atlanta).
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements include: the remaining effect of the COVID-19 pandemic, including on the Company's credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and remaining duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and labor shortages, and market liquidity, both nationally and in our market areas; expected revenues, cost savings, synergies and other benefits from our merger and acquisition activities, including the proposed acquisition of Quantum Capital Corp. might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and the effects of inflation, a potential recession, and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release or the documents they file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions they might make, because of the factors described above or because of other factors that they cannot foresee. The Company does not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
WWW.HTB.COM
Contact:
C. Hunter Westbrook – President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939